Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to that certain Employment Agreement by and between Buccaneer Holdings, Inc., a Delaware corporation (together with any Subsidiaries and Affiliates as may employ Executive from time to time, and any suceessor(s) thereto, the “Company”) and Jeffrey Gordon (“Executive”), dated May 3, 2011 (the “Employment Agreement”), is entered into as of June 10, 2011, to be effective as of July 1, 2011.

WHEREAS, the Company and Executive are parties to the Employment Agreement;

WHEREAS, each of the Company and Executive wish to amend the Employment Agreement as herein provided.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree to amend the Employment Agreement as follows (with terms otherwise not defined in this Amendment having the same meaning as set forth in the Employment Agreement):

1. Amendment to the Employment Agreement.

a. Recitals. The second clause of the recitals is hereby amended and restated in its entirety as follows:

“WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer upon the terms and conditions set forth therein.”

b. Section 2(a) of the Employment Agreement. The first sentence of Section 2(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“During the period beginning on July 1, 2011 and ending on the last day of the Employment Period (the “CEO Period”). Executive shall serve as President and Chief Executive Officer of the Company. Syniverse Holdings. Inc. and Syniverse Technologies, Inc., and shall have the normal duties, responsibilities, functions and authority of such position, subject to the power and authority of the Company’s Board of Directors (the “Board”) to expand or limit such duties, responsibilities, functions and authority and the power and authority of the Board to overrule actions of officers of the Company; provided that such permitted limitations may, nevertheless, constitute “Good Reason” under Section 8.”

c. Section 2(b) of the Employment Agreement. The first sentence of Section 2(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“During the CEO Period, Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates.”

d. Section 2(c) of the Employment Agreement. Section 2 of the Employment Agreement is hereby amended by adding the following subsection (c) at the end thereof:

“(c) With respect to all regular elections of the Board and the board of directors of Syniverse Holdings, Inc. during the CEO Period, the Company shall use its reasonable efforts to nominate and cause the election of, Executive to serve as a member of the Board and the board of directors of Syniverse Holdings, Inc. During the duration of the CEO Period, the Company shall ensure that Executive is the most senior and chief executive officer of the Company and reports only to the Board and the board of directors of Syniverse Holdings, Inc. Upon the termination of the CEO Period, Executive shall resign as a member of the Board, the board of directors of Syniverse Holdings, Inc. and all other governing bodies of the Company and its Affiliates, as the case may be.”

e. Section 3(a) of the Employment Agreement. The first sentence of Section 3(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“During the CEO Period, Executive’s base salary shall be Five Hundred Thousand Dollars ($500,000) per annum (as increased from time to time as provided below, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).”

f. Section 3(b) of the Employment Agreement. The first sentence of Section 3(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“In addition to Base Salary. Executive will have an opportunity to earn a cash bonus (the “Annual Bonus”) each calendar year during the Employment Period, commencing with calendar year 2011, as determined by the Compensation Committee, with a target annual bonus equal to one-hundred percent (100%) of Executive’s Base Salary (the “Target Bonus”) with respect to each calendar year during the CEO Period (prorated for calendar year 2011), based upon the achievement with respect to any calendar year of performance objectives as approved by the Compensation Committee (the “Target Bonus Objectives”). For the avoidance of doubt, (i) the prorated target annual bonus for the first half of calendar year 2011 shall be equal to seventy percent (70%) of the amount of Executive’s Base Salary paid in respect of the period beginning on January 1, 2011 and ending on June 30, 2011 and (ii) the prorated target annual bonus for the second half of calendar year 2011 shall be equal to one-hundred percent (100%) of the amount of Base Salary paid to Executive in respect of the period beginning on July 1, 2011 and ending on December 31, 2011.”

g. Section 3 of the Employment Agreement. Section 3 of the Employment Agreement is hereby amended by adding the following subsection (f) at the end thereof:

“(f) During the CEO Period, the Company shall pay (or, to the extent Executive pays, reimburse Executive for) (i) the initiation fee, annual membership dues and expenses for corporate membership at Executive’s current country club (or such other club as may be approved by the Board from time to time) and (ii) the actual cost of (A) a first-class airline ticket for any domestic air travel by Executive or (B) a business-class airline ticket for any international air travel by Executive, in each case, primarily related to Company business.”

h. Definitions. Subsection (b) of the definition of “Good Reason” is hereby amended and restated in its entirety as follows:

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“(b) Executive is assigned duties which, in the aggregate, represent a material reduction of his responsibilities as described by Section 2(a) or Executive’s title as President and Chief Executive Officer is materially adversely changed;”

2. No Other Amendment. Except as expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms.

3. Acknowledgement. Executive acknowledges and agrees that he has carefully read this Amendment in its entirety, fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on Executive and the Company.

4. Governing Law; Counterparts. All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction). This Amendment may be executed in several counterparts, each of which shall be deemed to be an original and, all of which taken together constitute one and the same amendment.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment, and this Amendment shall become effective, as of the dates and year set forth above.

BUCCANEER HOLDINGS, INC.

By:	/s/ James A. Attwood, Jr.
Name:	James A. Attwood, Jr.
Title:	Chairman

EXECUTIVE

/s/ Jeffrey Gordon
Jeffrey Gordon

Signature Page for Amendment to Employment Agreement